Exhibit 99.1

News Release

GulfMark Offshore, Inc. Announces Early Settlement Results for Tender Offer and

Consent Solicitation for Its 7.75% Senior Notes due 2014

Houston, TX (March 12, 2012) – GulfMark Offshore, Inc. (NYSE: GLF) (“GulfMark”) announced today that it had received, as of 5:00 p.m., New York City time, on March 9, 2012 (the “Consent Expiration”), tenders and consents from holders of 50.16% of its $160 million outstanding principal amount of 7.75% Senior Notes due 2014 (CUSIP/ISIN No. 402629AE9/US402629AE94) (the “Notes”) in connection with its previously announced tender offer and consent solicitation for the Notes, which commenced on February 27, 2012, and are described in the Offer to Purchase and Consent Solicitation Statement dated February 27, 2012 (the “Offer to Purchase”).

GulfMark intends to execute today a supplemental indenture (the “Supplemental Indenture”) with respect to the indenture governing the Notes, which will eliminate most of the covenants and certain default provisions applicable to the Notes. The amendments contemplated by the Supplemental Indenture will not become operative until a majority in aggregate principal amount of the Notes has been purchased by GulfMark pursuant to the terms of the tender offer, which is expected to occur today.

Holders who validly tendered (and did not subsequently withdraw) their Notes prior to the Consent Expiration will receive “Total Consideration” of $1,015.50 per $1,000 principal amount of the Notes, which includes a consent payment of $15.00 per $1,000 principal amount of Notes. Holders will also receive accrued and unpaid interest from the last interest payment on the applicable Notes, up to, but not including, the payment date for such Notes accepted for purchase.

GulfMark’s obligation to accept for purchase, and to pay for, any Notes pursuant to the tender offer which are tendered after the Consent Expiration, is subject to a number of conditions that are set forth in the Offer to Purchase. Holders who validly tender (and do not validly withdraw) their Notes after the Consent Expiration and prior to the expiration of the tender offer will be entitled to receive consideration equal to $1,000.50 for each $1,000 principal amount of Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes accepted for purchase. Holders of Notes tendered after the Consent Expiration will not receive a consent payment. The tender offer will expire at 11:59 p.m., New York City Time, on March 23, 2012, unless extended by GulfMark in its sole discretion.

All Notes that remain outstanding after the consummation of the tender offer will be redeemed on April 2, 2012 at a redemption price of $1,012.92 per $1,000 principal amount of Notes, plus accrued and unpaid interest up to, but not including, the redemption date, pursuant to a notice of conditional redemption issued on March 1, 2012.

The complete terms and conditions of the tender offer are set forth in the Offer to Purchase and related Consent and Letter of Transmittal sent to holders of the Notes. Copies of the Offer to Purchase and Consent and Letter of Transmittal may be obtained from the Depositary and Information Agent for the tender offer, D.F. King & Co., Inc. at (800) 431-9643 (toll-free).

Credit Suisse Securities (USA) LLC is the Dealer Manager for the tender offer. Questions regarding the tender offer may be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll-free) and (212) 538-2147 (collect).

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes or any other securities. The tender offer is being made only by and pursuant to the terms of the Offer to Purchase and the related Consent and Letter of Transmittal. None of GulfMark, the Dealer Manager or the Depositary and Information Agent makes any recommendations as to whether holders should tender their notes pursuant to the tender offer.

This press release contains certain forward-looking statements within the meaning of the Securities Act of and the Securities Exchange Act of 1934, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: price of oil and gas and their effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where GulfMark operates; changes in competitive factors; delay or cost overruns on construction projects and other material factors that are described from time to time in GulfMark’s filings with the Securities and Exchange Commission, including the registration statement and GulfMark’s Form 10-K for the year ended December 31, 2011. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.